UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2020

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 14, 2020, Gevo, Inc. (the “Company”) entered into a Renewable Hydrocarbons Purchase and Sale Agreement (the “Agreement”) with Trafigura Trading LLC (“Trafigura”), pursuant to which the Company agreed to supply renewable hydrocarbons to Trafigura. The initial term of the Agreement is 10 years, and Trafigura has the option to extend the initial term. Performance under the Agreement is subject to certain conditions as set forth below, including acquiring a production facility to produce the renewable hydrocarbon products contemplated by the Agreement and closing a financing transaction for sufficient funds to acquire and retrofit the production facility contemplated by the Agreement.

If the Company does not provide to Trafigura the design, capabilities (including the expected annual production capacity), specifications, required governmental authorizations, delivery logistics and location of an additional new project that the Company plans to develop or acquire (the “Production Facility”) (collectively, the “Facility Design”) to meet the requirements set forth in the Agreement on or before December 31, 2020, either party may terminate the Agreement. The parties respective obligations under the Agreement are also subject to certain Conditions Precedent (as defined in the Agreement), including, but not limited to, the Company securing initial financing for the construction of the Production Facility, and the Company having entered into engineering, procurement, and construction agreements for the construction of the Production Facility, in form and substance reasonably satisfactory to the Company.

Subject to the satisfaction or waiver of all of the Conditions Precedent, the Company is required to use commercially reasonable efforts to cause the “Commercial Operations Date” to occur on or before December 31, 2023. The Commercial Operations Date will be the date on which the Company determines that the production facility is capable of consistently producing renewable hydrocarbons conforming to specification and in quantities set forth under the Agreement, provided that the expected annual production capability is at least equal to 85% of the annual production capability contemplated by the Facility Design. If the Commercial Operations Date has not taken place on or before December 31, 2023 (as may be adjusted in accordance with the Agreement), then the Company will be required to pay Trafigura certain liquidated damages.

The Company will sell the renewable hydrocarbons to Trafigura at certain indexed prices as set forth in the Agreement. The Agreement also contains customary representations, warranties, covenants and confidentiality provisions, and also contains mutual indemnification obligations.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Renewable Hydrocarbons Purchase and Sale Agreement, dated August 14, 2020, by and between Gevo, Inc. and Trafigura Trading LLC.

†

Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: August 20, 2020	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary